UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2010 (November 9, 2010)
CROGHAN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
0-20159
(Commission File Number)

OHIO	31-1073048
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

323 CROGHAN STREET, FREMONT, OHIO	43420
(Address of principal executive offices)	(Zip Code)
(419) 332-7301
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 9, 2010, The Croghan Colonial Bank (the “Bank”), a wholly-owned subsidiary of Croghan Bancshares, Inc., entered into an employment agreement with Rick M. Robertson with respect to Mr. Robertson’s service as President and Chief Executive Officer of the Bank (the “Robertson Agreement”).
The Robertson Agreement provides for an initial term of three years that began on August 30, 2010. Beginning on August 30, 2011 and each day thereafter, the initial term is automatically extended for one (1) additional day unless either party provides the other with at least 90 days prior written notice that the term will not be extended, such that the term will have a rolling two (2) year term after August 30, 2011.
Pursuant to the Robertson Agreement, Mr. Robertson is entitled to receive an annual base salary of $230,000 that may be adjusted in accordance with the salary administration program in effect for Bank employees generally. Mr. Robertson will be eligible to receive a discretionary annual bonus for the period ending December 31, 2010. Mr. Robertson will be eligible to receive an annual bonus for each period beginning after December 31, 2010 equal to between five percent (5%) and twenty percent (20%) of his annual base salary. The amount of this annual bonus will be based on the satisfaction or attainment of mutually acceptable performance goals. Mr. Robertson will receive a monthly car allowance of $175.00. The Bank will also reimburse Mr. Robertson for reasonable relocation expenses in an amount up to $42,500. Mr. Robertson is entitled to participate in the various employee benefit plans, programs and arrangements available to other senior officers of the Bank.
If Mr. Robertson’s employment is terminated by the Bank without “cause” (as defined in the Robertson Agreement”) or voluntarily terminates his employment for “good reason” (as defined in the Robertson Agreement”), Mr. Robertson will be entitled to a payment equal to two times his annual base salary.
If Mr. Robertson is terminated without cause within twenty-four (24) months following a “change in control” (as defined in the Robertson Agreement), in lieu of any other payment under the Robertson Agreement, Mr. Robertson will be entitled to: (a) two times his annual base salary; (b) a payment equal to 14% of his annual base salary; and (c) a payment equal to his “target” bonus opportunity.
If any payment or distribution to Mr. Robertson under the Robertson Agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, the payments and or distributions under the Robertson Agreement or otherwise will be reduced to $1.00 less than the amount which would cause the payments or distributions to be subject to the excise tax.
If, following Mr. Robertson’s termination other than for cause, the Bank determines that cause to terminate Mr. Robertson existed, Mr. Robertson will forfeit any future rights to payment under the Robertson Agreement and will be required to repay any amounts paid under the Robertson Agreement upon written notice from the Board of Directors of the Bank.

The Robertson Agreement contains non-competition and non-solicitation covenants to prevent Mr. Robertson, during the term of the Robertson Agreement and for twenty-four (24) months thereafter, from competing with the Bank within a 100-mile radius of Fremont, Ohio, or soliciting customers or employees of the Bank to terminate their relationship with the Bank. The Robertson Agreement also contains a nondisclosure covenant that prevents Mr. Robertson from disclosing confidential information.
The foregoing description of the Robertson Agreement is not complete and is qualified in its entirety by reference to the Robertson Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits:
Exhibit No.	Description

10.1	Employment Agreement, dated as of November 9, 2010, between The Croghan Colonial Bank and Rick M. Robertson

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROGHAN BANCSHARES, INC.
Date: November 16, 2010	By:	/s/ Kendall W. Rieman
Kendall W. Rieman, Treasurer

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated November 16, 2010

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 9, 2010, between The Croghan Colonial Bank and Rick M. Robertson